    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 29, 2002
                                                   REGISTRATION NO. 333-________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                          DATATRAK INTERNATIONAL, INC.
             (Exact name of Registrant as Specified in its Charter)

                                      OHIO
         (State or Other Jurisdiction of Incorporation or Organization)

                                   34-1685364
                      (I.R.S. Employer Identification No.)

                             20600 CHAGRIN BOULEVARD
                              CLEVELAND, OHIO 44122
                                 (216) 921-6505
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                                        COPY TO:
           JEFFREY A. GREEN                       THOMAS F. MCKEE, ESQ.
PRESIDENT AND CHIEF EXECUTIVE OFFICER         CALFEE, HALTER & GRISWOLD LLP
     DATATRAK INTERNATIONAL, INC.            1400 MCDONALD INVESTMENT CENTER
       20600 CHAGRIN BOULEVARD                     800 SUPERIOR AVENUE
        CLEVELAND, OHIO 44122                  CLEVELAND, OHIO 44114-2688
            (216) 921-6505                           (216) 622-8200
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

============================== ============================ ======================= ======================== =======================
                                                               PROPOSED MAXIMUM        PROPOSED MAXIMUM
       TITLE OF SHARES                                         AGGREGATE PRICE             AGGREGATE                AMOUNT OF
     TO BE REGISTERED(1)         AMOUNT TO BE REGISTERED         PER UNIT(2)           OFFERING PRICE(2)        REGISTRATION FEE
------------------------------ ---------------------------- ----------------------- ------------------------ -----------------------
Common Shares, without par
value.......................            2,114,766                   $3.60                 $7,613,158                  $725
============================== ============================ ======================= ======================== =======================

     (1) Includes rights to purchase common shares under the registrant's Rights Agreement that, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the common shares. Also includes 192,252 common shares issuable upon the exercise of outstanding warrants and such indeterminate number of common shares as may be issuable pursuant to the anti-dilution provisions contained therein.

     (2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low sale prices reported for the common shares on the Nasdaq National Market on January 24, 2002.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prosepctus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sales is not permitted.


                                   PROSPECTUS


                          DATATRAK INTERNATIONAL, INC.

                             2,114,766 COMMON SHARES

         The selling shareholders are offering 2,114,766 of our common shares. Of these 2,114,766 common shares, 1,922,514 were acquired by the selling shareholders pursuant to the share purchase agreement, dated as of December 21, 2001, among us and the selling shareholders. In addition, 192,252 common shares may be acquired upon the exercise of warrants issued to our placement agent as a result of the consummation of the share purchase agreement. We will not receive any of the proceeds from the sale of the common shares by the selling shareholders.

         Our common shares trade on the Nasdaq National Market under the symbol "DATA." On January 24, 2002, the average of the high and low sale prices of our common shares on the Nasdaq National Market was $3.60.

         The selling shareholders may sell the common shares from time to time through public or private transactions, on or off the Nasdaq National Market, at prevailing prices or at privately negotiated prices.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.







                The date of this prospectus is January __, 2002.

                                TABLE OF CONTENTS

                                                                         PAGE

SUMMARY OF OFFERING........................................................3
RISK FACTORS...............................................................4
FORWARD-LOOKING STATEMENTS.................................................7
THE COMPANY................................................................8
THE SELLING SHAREHOLDERS...................................................8
USE OF PROCEEDS...........................................................10
PLAN OF DISTRIBUTION .....................................................10
LEGAL MATTERS.............................................................12
EXPERTS...................................................................12
WHERE YOU CAN FIND MORE INFORMATION.......................................12

--------------------------------------------------------------------------------

                               SUMMARY OF OFFERING

         This summary highlights information contained in this prospectus. This summary is not complete and does not contain all the information that you should consider before investing in our common shares. You should read the entire prospectus carefully.

DATATRAK INTERNATIONAL, INC........................  We are an application service provider and we provide electronic data capture and other services to companies in the clinical pharmaceutical, biotechnology, contract research organization and medical device research industries.  Our services assist these companies to accelerate completion of clinical trials.

SECURITIES OFFERED.................................  DATATRAK common shares that were acquired by the selling shareholders pursuant to the share purchase agreement, dated as of December 21, 2001, or will be acquired upon the exercise of warrants issued to our placement agent as a result of the consummation of the share purchase agreement.

NUMBER OF SECURITIES

OFFERED............................................  Since the selling shareholders may sell all, some or none of their common shares, no estimate can be made of the number of common shares that will be offered.

NASDAQ TICKER SYMBOL...............................  DATA

USE OF PROCEEDS....................................  All of the common shares offered under this prospectus are being sold by the selling shareholders.  We will not receive any of the proceeds from the sale of these common shares.

--------------------------------------------------------------------------------

                                  RISK FACTORS

         You should carefully consider the following risk factors and other information before deciding to invest in our common shares.

WE HAVE A LIMITED OPERATING HISTORY AND WE HAVE NOT HAD PROFITABLE OPERATIONS.

         We began providing electronic data capture, or EDC, services in 1997 and we have a limited operating history upon which you may evaluate our performance. We have recognized operating losses in each year since 1997. We cannot assure you that we will be profitable during future periods.

WE MUST CONTINUE TO DEVELOP OUR DATATRAK EDC(TM) SOFTWARE AND WE MAY NOT BE ABLE TO ABSORB THE CORPORATE OVERHEAD NECESSARY TO COMPLETE THAT DEVELOPMENT.

         Although our proprietary DATATRAK EDC(TM)software has been used in clinical trials, continued development work iS necessary. To date, we have had little EDC revenue from which to support the costs of this continued development. We cannot assure you that we will have sufficient revenues or that we will be able to absorb corporate overhead and other fixed operating costs necessary for the success of the DATATRAK(R)process.

OUR QUARTERLY RESULTS FLUCTUATE SIGNIFICANTLY.

         We are subject to significant fluctuations in quarterly results caused by many factors, including

         -        our success in obtaining new contracts,

         - the size and duration of the clinical trials in which we participate, and

         - the timing of clinical trial sponsor decisions to conduct new clinical trials or cancel or delay ongoing trials.

As a result of our limited operating history, we do not have historical financial data for a significant number of periods on which to base planned operating expenses. Therefore, our expense levels are based in part on our expectations as to future revenue and, to a certain extent, are fixed. We cannot assure you as to our revenues in any given period, and we may be unable to adjust expenses in a timely manner to compensate for any unexpected revenue shortfall. As a result of our relatively small revenue base, any significant shortfall in revenue recognized during a particular period could have an immediate adverse effect on our results of operations and financial condition. We cannot assure you that we will be able to accurately anticipate quarterly results. Volatility in our quarterly results may adversely affect the market price of our common shares.

OUR BUSINESS STRATEGIES ARE UNPROVEN AND WE ARE IN AN EARLY STAGE OF
DEVELOPMENT.

         Our efforts to establish a standardized EDC process for collection and management of clinical research data represent a significant departure from the traditional clinical research practices of clinical trial sponsors. The long-term viability of our business strategy remains unproven. We cannot assure you that our strategy will continue to gain acceptance among sponsors, research sites or investigators. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development, and particularly companies in new and rapidly evolving markets, and we cannot assure you that we will be successful in these efforts.

WE MAY LOSE REVENUES IF WE EXPERIENCE DELAYS IN CLINICAL TRIALS OR IF WE LOSE CONTRACTS.

         Although our contracts provide that we are entitled to receive revenue earned through the date of termination, customers generally are free to delay or terminate a clinical trial or our contract related to the trial at any time. The length of a typical clinical trial contract varies from several months to several years. Clinical trial sponsors may delay or terminate clinical trials for several reasons, including

         - unexpected results or adverse patient reactions to a potential product,

         -        inadequate patient enrollment or investigator recruitment,

         - manufacturing problems resulting in shortages of a potential product, or

         - decisions by the sponsor to de-emphasize or terminate a particular trial or drug.

A clinical trial sponsor's decision to delay or terminate a trial in which we participate could have a material adverse effect on our business, results of operations and financial condition.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL.

         We expect that the money obtained through the share purchase agreement, combined with our current cash resources, will be sufficient to meet our working capital requirements for the next twelve to eighteen months. We may need to raise additional funds to support expansion, respond to competitive pressures, acquire complementary businesses or technology or take advantage of unanticipated opportunities. We may need to raise additional funds by selling debt or equity securities, by entering into strategic relationships or through other arrangements. Additional capital may not be available on acceptable terms, if at all. To the extent that we raise additional equity capital, it could have a dilutive effect on existing shareholders. A lack of access to additional capital, if required, would impair our ability to pursue our business objectives, which could have a material adverse effect on our business, financial condition and results of operations.

IF OUR MAJOR CUSTOMERS DECREASE THEIR RESEARCH AND DEVELOPMENT EXPENDITURES, OR IF WE LOSE ANY OF OUR MAJOR CUSTOMERS, OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD BE MATERIALLY AND ADVERSELY AFFECTED.

         Our primary customers are companies in the pharmaceutical industry. Our business is substantially dependent on the research and development expenditures of companies in this industry. During 2001 and 2000, Quintiles accounted for 11% and 52% of our EDC revenue, and Aventis Pharmaceuticals accounted for 22% and 27% of such revenue. Furthermore, during 2001, Control Delivery Systems accounted for 23% of our EDC revenue and CV Therapeutics accounted for 21% of such revenue. The extent to which we rely on revenue from one or more major customers varies from period to period depending upon, among other things, our ability to generate new business and the timing and size of clinical trials. In light of our small revenue base, we are more dependent on major customers than many of our larger competitors in the EDC industry. Our operations could be materially and adversely affected by, among other things,

         - any economic downturn or consolidations in the pharmaceutical or biotechnology industries,

         - any decrease in those industries' research and development expenditures, or

         - a change in the regulatory environment in which companies in these industries operate.

IF WE FAIL TO PROPERLY MANAGE OUR GROWTH, OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD BE MATERIALLY AND ADVERSELY AFFECTED.

         We believe that expanding our business will continue to place a strain on our operational, human and financial resources. In order to manage the expansion, we must continue to improve our operating, administrative and information systems and accurately predict our future personnel and resource needs. In addition, expansion of foreign operations also may involve the additional risks of assimilating differences in foreign business practices, hiring and retaining qualified personnel and overcoming language barriers. Our failure to meet the demands of and to manage expansion of our business and operations could have a material adverse effect on our business, results of operations and financial condition.

THE LOSS OF THE SERVICES OF ANY OF OUR EXECUTIVE OFFICERS COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

         As of January 24, 2002, we had approximately 75 full-time employees. Our growth continues to place significant demands on our management resources. The success of our business depends on the services of our senior management team. We have employment agreements with all of our executive officers. The loss of the services of any of our executive officers could have a material adverse effect on us. Our performance depends on our ability to attract and retain qualified personnel. The level of competition among employers for skilled personnel is high. We cannot assure you that we will be able to continue to attract and retain qualified personnel.

CHANGES IN GOVERNMENT REGULATIONS RELATING TO THE HEALTH CARE INDUSTRY COULD HAVE A MATERIAL ADVERSE EFFECT ON THE DEMAND FOR OUR SERVICES.

         Demand for our services is largely a function of the regulatory requirements associated with the approval of a new drug application by the FDA. These requirements are stringent and are more burdensome than those imposed by many other developed countries. In recent years, efforts have been made to streamline the drug approval process and coordinate U.S. standards with those of other developed countries. Changes in the level of regulation, including a relaxation in regulatory requirements or the introduction of simplified drug approval procedures, could have a material adverse effect on the demand for our services. Several competing proposals to reform the system of health care delivery in the United States have been considered by Congress from time to time. To date, none of these proposals has been adopted.

         The FDA's guidelines and rules related to the use of computerized systems in clinical trials are still in the early stages of development. We cannot assure you that the DATATRAK(R) process can be kept in compliance with these guidelines and rules as they develop. Any release of FDA guidance that is significantly inconsistent with the design of DATATRAK EDC(TM) may have a material adverse effect on our business and operations.

WE CANNOT ASSURE YOU THAT WE WILL BE ABLE TO CAPTURE OR ESTABLISH THE MARKET PRESENCE NECESSARY TO COMPETE IN THE EDC MARKET.

         The EDC market, which is still developing and must compete with the traditional paper method of collecting clinical trial data, is highly fragmented. The major competitors in the EDC market include

         -        EDC software vendors,

         -        clinical trial data service companies, and

         - in-house development efforts within large pharmaceutical companies.

Our competitors may have substantially greater resources, greater name recognition and more extensive customer bases that could be leveraged, thereby gaining market share or product acceptance to our detriment. We cannot assure you that we will be able to capture or establish the market presence necessary to effectively compete in this emerging sector of the clinical research industry.

WE MAY BE SUBJECT TO LIABILITY FOR POTENTIAL BREACHES OF CONTRACT OR LOSSES RELATING TO THE UNAUTHORIZED RELEASE OF CLINICAL TRIAL DATA.

         Our services are supported by telecommunications equipment, software, operating protocols and proprietary applications for high-speed transmission of large quantities of data among multiple locations. In addition, clinical pharmaceutical and medical device research requires the review and handling of large amounts of patient data. Potential liability may arise from a breach of contract or a loss or unauthorized release of clinical trial data. To date, we have not received any claims resulting from either errors in data handling or professional malpractice. We maintain an errors and omissions professional liability policy that we believe is sufficient to cover claims that may be brought against us. We cannot assure you that this coverage will be adequate or that insurance will continue to be available to us in the future.

IF THE MARKET FOR INTERNET CONTENT DELIVERY SERVICES OR THE INTERNET AS A COMMERCIAL OR BUSINESS MEDIUM DOES NOT DEVELOP OR DEVELOPS MORE SLOWLY THAN EXPECTED, OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD BE MATERIALLY AND ADVERSELY AFFECTED.

         The increased use of the Internet for retrieving, sharing and transferring information among businesses, consumers, suppliers and partners and for Internet content delivery services has only begun to develop in recent years. Our success will depend in large part on continued growth in the use of the Internet. Critical issues concerning the commercial use of the Internet remain unresolved and are likely to affect the development of the market for our services. The adoption of the Internet for information retrieval and exchange, commerce and communications generally will require the acceptance of a new medium of conducting business and exchanging information. Demand for and market acceptance of the Internet are subject to a high level of uncertainty and are dependent on a number of factors. If the market for Internet content delivery services or the Internet as a commercial or business medium does not develop or develops more slowly than expected, our business, results of operations and financial condition could be materially and adversely affected.


                           FORWARD-LOOKING STATEMENTS

       This prospectus, and the information incorporated by reference in this prospectus, contains "forward-looking" statements, within the meaning of federal securities laws, about our financial condition, results of operations and business. You can find many of these statements by looking for words like "expects," "anticipates," "intends," "plans," "believes" and "estimates" or similar expressions used in this prospectus. These forward-looking statements are subject to numerous assumptions and risks and uncertainties that may cause our actual results or performance to be materially different from any future results or performance expressed or implied by the forward-looking statements. These risks and uncertainties include those identified under the heading "Risk Factors" in this prospectus. These factors include, but are not limited to,

         - our ability to absorb corporate overhead and other fixed costs in order to successfully market the DATATRAK EDC(TM)software,

         -        our ability to raise capital,

         - the development and fluctuations in the market for EDC technology,

         -        our success in obtaining new contracts,

         - the timing of payments from customers and the timing of clinical trial sponsor decisions to conduct new clinical trials or cancel or delay ongoing clinical trials,

         -        our dependence on key personnel,

         -        government regulations effecting us,

         - the early stage of our application service provider, or ASP, operations, and

         - general economic conditions, such as the rate of employment, inflation, interest rates and the condition of the capital markets.

         Because these forward-looking statements are subject to risks and uncertainties, we caution you not to place undue reliance on these statements, which speak only as to the date of this prospectus. We do not undertake any responsibility to review or confirm analysts' expectations or estimates or to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. In addition, we do not undertake any responsibility to update you on the occurrence of unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.

                                   THE COMPANY

         DATATRAK International, Inc. is an ASP that provides EDC and other services to companies in the clinical pharmaceutical, biotechnology, contract research organization and medical device research industries. Our services assist these companies in accelerating completion of clinical trials.

         We were founded in 1991 as a site management organization. We provided clinical research services to various clinical trial sponsors through our clinical business, which we sold in April 1999. We currently operate as an ASP business providing EDC and other services to the clinical research industry.

         We began EDC operations in 1997. During that year, we participated in a joint venture with IBM Global Services to develop and market a data collection and management system for use in clinical trials. The joint venture was subsequently terminated, and in January 1998, we purchased the software now known as DATATRAK EDC(TM) from PadCom for $610,000. DATATRAK EDC(TM) was developed to provide clinical research data to sponsors of clinical research trials faster and more efficiently than other forms of information-processing.

         The DATATRAK EDC(TM) software and its earlier versions have supported more than 65 international clinical studies encompassing thousands of clinical research sites and tens of thousands of patients in 34 countries. To date, we have devoted most of our efforts toward further developing and improving the EDC technology employed by the DATATRAK EDC(TM) software.

         We were incorporated under the laws of the state of Ohio in July 1991. Our principal executive office are located at 20600 Chagrin Boulevard, Cleveland, Ohio 44122. Our telephone number at that address is (216) 921-6505.

RECENT DEVELOPMENTS

          In January 2002, we received approximately $4.3 million in connection with the consummation of a private placement of 1,922,514 of our common shares at a purchase price of $2.25 per share. The terms of this financing included the issuance of five-year warrants to purchase a total of 192,252 common shares at $2.25 per share to Stonegate Securities, Inc., our placement agent for the private placement. We expect to use the proceeds of the private placement to expand our worldwide marketing and sales efforts, continue investing in software development and for other general working capital purposes.


                            THE SELLING SHAREHOLDERS

         The following table contains information with respect to the number of our common shares owned or issuable upon the exercise of warrants owned by each of the selling shareholders as of January 24, 2002. None of the selling shareholders has, or had, any position, office or other material relationship with us or any of our affiliates beyond their investment in or receipt of our securities, except for Robert R. Blakely, Scott R. Griffith and Jesse B. Shelmire, who are principals of Stonegate Securities, Inc., the placement agent for the private placement.

         We have filed with the Commission a registration statement, of which this prospectus is a part, with respect to the resale of our common shares from time to time, under Rule 415 under the Securities Act of 1933, in the over-the-counter market, in privately negotiated transactions, in underwritten offerings or by a combination of these methods for sale. We have agreed to keep this registration statement effective until the earlier of (i) the date on which the common shares are eligible for resale under Rule 144(k) under the Securities Act or (ii) all of the common shares purchased pursuant to the share purchase agreement have been sold pursuant to the registration statement or Rule 144 or any other rule of similar effect.

         The common shares offered by this prospectus may be offered from time to time by the persons or entities named below:


                                       SHARES BENEFICIALLY OWNED                     SHARES BENEFICIALLY OWNED
                                         PRIOR TO THE OFFERING                         AFTER THE OFFERING(1)
                                      ------------------------------                -----------------------------
                                                NUMBER OF                                     NUMBER OF
                                                  SHARES                NUMBER OF               SHARES
       NAME AND ADDRESS OF                      UNDERLYING               SHARES               UNDERLYING
       SELLING SHAREHOLDER            NUMBER     WARRANTS    PERCENT    OFFERED     NUMBER     WARRANTS   PERCENT
       -------------------            ------     --------    -------    -------     ------     --------   -------
80/20 Fund L.P..................      88,900        0          1.7%     88,900        0           0          *
401 Wilshire Boulevard, Suite 1020
Santa Monica, CA 90401

Apollo Capital Management Group LP   337,219        0          6.5%    240,000      97,219        0          1.9%
150 2nd Avenue NE
St. Petersburg, FL 33701

Barnett & Co. as nominee for
Boston Partners Small Cap Value      340,000        0          6.5%    340,000        0           0          *
Fund II.........................
c/o Deutsche Bank
16 Wall Street, 4th Floor, Window
44, Ref: Account # 018204
New York, NY 10005

Robert R. Blakely...............        0         64,084       1.2%     64,084        0           0          *
Stonegate Securities, Inc.
5950 Sherry Lane, Suite 410
Dallas, TX 75225

Contrarian Opportunities Fund,       106,250        0          2.0%     66,750      39,500        0          *
L.P.............................
200 First Avenue North, Suite 203
St. Petersburg, FL 33701

Dolphin Offshore Partners, L.P..     400,000        0          7.7%    400,000        0           0          *
c/o Dolphin Asset Management Co.
129 E. 17th Street
New York, NY 10003

Scott R. Griffith...............        0         64,084       1.2%     64,084        0           0          *
Stonegate Securities, Inc.
5950 Sherry Lane, Suite 410
Dallas, TX 75225

Matador Microcap Fund, L.P......     176,650        0          3.4%     66,750     109,900        0          2.1%
103 Foulke Road, Suite 202
Wilmington, DE 19803

MidSouth Investor Fund L.P......      85,000        0          1.6%     65,000      20,000        0          *
1776 Peachtree St. NW, Suite 412N
Atlanta, GA 30309

Pitt & Co. as nominee for Kaiser
Permanente Retirement Plans.....      60,000        0          1.2%     60,000        0           0          *
c/o Deutsche Bank
16 Wall Street, 4th Floor, Window
44, Ref: Account # 177999
New York, NY 10005

Jesse B. Shelmire...............        0         64,084       1.2%     64,084        0           0          *
Stonegate Securities, Inc.
5950 Sherry Lane, Suite 410
Dallas, TX 75225

State of Wisconsin Investment        781,670        0         15.0%    350,670     431,000        0          8.3%
Board...........................
121 East Watson Street
Madison, WI 53702

Gary Stein (Roth IRA)...........      51,644        0          1.0%     44,444       7,200        0          *
301 East 48th Street #20F
New York, NY 10017

TexRock, Ltd....................      30,000        0          *        30,000        0           0          *
c/o White Rock Capital
3131 Turtle Creek Blvd., Suite 800
Dallas, TX 75219

White Rock Capital Partners, L.P.    170,000        0          3.3%    170,000        0           0          *
3131 Turtle Creek Blvd., Suite 800
Dallas, TX 75219

--------------------
*    Indicates less than 1%.
(1)  Assumes all of the common shares registered are sold.


                                 USE OF PROCEEDS

         All of the common shares offered under this prospectus are being sold by the selling shareholders. We will not receive any of the proceeds from the sale of these common shares.


                              PLAN OF DISTRIBUTION

         We are registering all 2,114,766 common shares on behalf of the selling shareholders. The selling shareholders named in the table above or pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling shareholder after the date of this prospectus may sell the shares from time to time. The selling shareholders may also decide not to sell all the shares they are allowed to sell under this prospectus. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling shareholders may effect such transactions by selling the shares to or through broker-dealers. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their common shares, nor is there an underwriter or coordinating broker acting in connection with proposed sales of common shares by the selling shareholders. Our common shares may be sold by one or more of, or a combination of, the following:

         - a block trade in which a broker or dealer will attempt to sell the common shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

         - purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus,

         - an exchange distribution in accordance with the rules of such exchange,

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

         -        in privately negotiated transactions.

In addition, any common shares covered by this prospectus which qualify for sale pursuant of Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

         The selling shareholders may enter into hedging transactions with broker-dealers in connection with distributions of our common shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling shareholders. The selling shareholders also may sell shares short and redeliver our common shares to close out such short positions. The selling shareholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of our common shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling shareholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell our common shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

         The selling shareholders may effect transactions by selling common shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Those broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom those broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with our common shares.

         The selling shareholders and any broker-dealers that act in connection with the sale of common shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by those broker-dealers and any profit on the resale of the common shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

         Because the selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act.

         Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of our common shares may not simultaneously engage in market-making activities with respect to our common shares for a period of two business days prior to the commencement of such distribution. In addition, each selling shareholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of our common shares by the selling shareholders. We will make copies of this prospectus available to the selling shareholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of our common shares.

         We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

         - the name of each such selling shareholder and of the participating broker-dealer(s),

         -        the number of shares involved,

         -        the price at which such shares were sold,

         - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

         - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

         -        other facts material to the transaction.

         Pursuant to the share purchase agreement, we have filed the registration statement, of which this prospectus is a part, with respect to the sale of the selling shareholders' common shares. We have agreed to pay all fees and expenses incurred by us in connection with the registration of the common shares pursuant to the share purchase agreement. All other expenses and fees associated with the sale of the common shares by the selling shareholders will be paid by the selling shareholders.

                                  LEGAL MATTERS

         The validity of the issuance of the common shares offered by this prospectus will be passed upon by Calfee, Halter & Griswold LLP, Cleveland, Ohio.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

         With respect to the unaudited condensed consolidated interim financial information for the three-month periods ended March 31, 2001 and March 31, 2000; and the six-month periods ended June 30, 2001 and June 30, 2000, incorporated by reference in this prospectus, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports, included in DATATRAK International, Inc.'s Quarterly Report on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001, respectively, and incorporated herein by reference, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Securities Act.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any document that we file at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our filings with the Commission are also available to the public through the Commission's Internet site at http://www.sec.gov.

         We have filed a registration statement on Form S-3 with the Commission. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Wherever a reference is made in this prospectus to a contract or other document, please be aware that the reference is not necessarily complete and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the Commission's Public Reference Room in Washington, D.C., as well as through the Commission's Internet site.

         The Commission allows us to "incorporate by reference" the information we file with the Commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus.

         Information that we file in the future with the Commission and incorporate by reference in this prospectus will automatically update and replace this information. We incorporate by reference the documents listed below and any future filings made by us with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act if the filings are made before the time that all of the common shares are sold in this offering

         -        our current report on Form 8-K, filed on January 8, 2002,

         - our quarterly report on Form 10-Q for the quarter ended September 30, 2001,

         -        our quarterly report on Form 10-Q for the quarter ended June
                  30, 2001,

         -        our quarterly report on Form 10-Q for the quarter ended March
                  31, 2001,

         - our annual report on Form 10-K for the year ended December 31, 2000,

         - our registration statement on Form 8-A, filed on May 10, 1996, describing our common shares, and

         - our registration statement on Form 8-A, filed on September 19, 1997, describing the rights to purchase our common shares.

You may request a copy of these filings at no cost by writing or telephoning us at the following address:

                          DATATRAK International, Inc.
                          20600 Chagrin Boulevard
                          Cleveland, Ohio 44122
                          Attention: Mr. Terry C. Black
                          (216) 921-6505

         You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of the common shares in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The registrant will bear the entire cost of the estimated expenses, as set forth in the following table, in connection with the distribution of the securities covered by this registration statement.

         SEC registration fee..............................     $     725
         Legal fees and expenses...........................         5,000
         Accounting fees and expenses......................         4,000
         Nasdaq fees.......................................        20,000
         Printing expenses.................................         1,000
         Miscellaneous.....................................         1,000
                                                                   ------

         Total.............................................       $31,725
                                                                  =======

         The registrant will be responsible for the payment of any additional expenses in connection with the preparation and filing of this registration statement.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under Ohio law, Ohio corporations are authorized to indemnify directors, officers, employees and agents within prescribed limits and must indemnify them under certain circumstances. Ohio law does not provide statutory authorization for a corporation to indemnify directors, officers, employees and agents for settlements, fines or judgments in the context of derivative suits. Ohio law does provide, however, that directors (but not officers, employees and agents) are entitled to mandatory advancement of expenses, including attorneys' fees, incurred in defending any action, including derivative actions, brought against the director provided that the director agrees to cooperate with the corporation concerning the matter and repay the amount advanced if it is proved by clear and convincing evidence that his act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard to the corporation's best interests.

         Ohio law does not authorize payment of judgments to a director, officer, employee or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is required, however, to the extent such person succeeds on the merits. In all other cases, if a director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary, except as otherwise provided by a corporation's articles of incorporation, code of regulations or by contract, except with respect to the advancement of expenses of directors.

         Under Ohio law, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that his action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. There is no comparable provision, however, limiting the liability of officers, employees or agents of a corporation. The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, procure insurance for such persons.

         The registrant's Third Amended and Restated Code of Regulations provides that the registrant will indemnify to the fullest extent permitted by law any director or officer made or threatened to be made a party to any action, suit or proceeding by reason of the fact that he is or was a director or officer of the registrant, or is or was serving as a director, officer, partner, trustee, employee or agent at the request of the registrant of another corporation, partnership, joint venture, trust or other enterprise, against all expense, liability and loss, including attorneys' fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement, reasonably incurred or suffered by such person in connection therewith.

         Under the terms of the registrant's directors' and officers' liability and company reimbursement insurance policy, directors and officers of the registrant are insured against certain liabilities, including liabilities arising under the Securities Act of 1933.

ITEM 16.  EXHIBITS

         See Exhibit Index.

ITEM 17.  UNDERTAKINGS

         (a)      The undersigned registrant hereby undertakes:

                  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933 the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, state of Ohio, on this 29th day of January, 2002.


                                         DATATRAK INTERNATIONAL, INC.


                                         By:    /s/ Jeffrey A. Green
                                             -----------------------------------
                                         Jeffrey A. Green
                                         President and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 29th day of January, 2002.


         Signature                             Title
         ---------                             -----

   /s/ Jeffrey A. Green          President and Chief Executive Officer
------------------------------   and Director (Principal Executive Officer)
Jeffrey A. Green

   /s/ Terry C. Black            Vice President of Finance, Chief
------------------------------   Financial Officer and Treasurer
Terry C. Black                   (Principal Financial and Accounting Officer)


   /s/ Timothy G. Biro           Director
------------------------------
Timothy G. Biro

   /s/ Seth B. Harris            Director
------------------------------
Seth B. Harris

   /s/ Robert M. Stote           Director
------------------------------
Robert M. Stote

   /s/ Jerome H. Kaiser          Director
------------------------------
Jerome H. Kaiser

   /s/ Robert E. Flaherty        Director
------------------------------
Robert E. Flaherty

   /s/ Mark J. Ratain            Director
------------------------------
Mark J. Ratain

                                  EXHIBIT INDEX

      EXHIBIT
      NUMBER                                         DESCRIPTION
      ------                                         -----------

         3.1 Fifth Amended and Restated Articles of Incorporation of the Company, filed on August 6, 1996 as Exhibit
                           3.1 to the Company's Form 10-Q for the quarter ended June 30, 1996 (Commission File No. 000-20699), and incorporated herein by reference.

         3.1.1 Form of Certificate of Amendment to the Fifth Amended and Restated Articles of Incorporation of the Company, filed on March 17, 1999 as Appendix D to the Company's Proxy Statement on Schedule 14A, and incorporated herein by reference.

         3.1.2 Form of Certificate of Amendment to the Fifth Amended and Restated Articles of Incorporation of the Company, filed on August 25, 1999 as Appendix A to the Company's Proxy Statement on Schedule 14A, and incorporated herein by reference.

         3.2 Third Amended and Restated Code of Regulations of the Company, effective May 2, 1996, filed on August 6, 1996 as Exhibit 3.2 to the Company's Form 10-Q for the quarter ended June 30, 1996 (Commission File No. 000-20699), and incorporated herein by reference.

         4.1 Specimen Certificate of the Company's Common Shares, without par value, filed on March 28, 2000 as Exhibit
                           4.1 to the Company's Form 10-K for the year ended December 31, 1999, and incorporated herein by reference.

         4.2 Rights Agreement, dated September 2, 1997, between the Company and National City Bank, as Rights Agent, filed on September 19, 1997 as Exhibit 1 to Form 8-A, and incorporated herein by reference.

         5 Opinion of Calfee, Halter & Griswold LLP, as to the validity of the Company's Common Shares.*

         15                Acknowledgment of Ernst & Young LLP, Independent
                           Auditors.*

         23.1              Consent of Ernst & Young LLP, Independent Auditors.*

         23.2              Consent of Calfee, Halter & Griswold LLP (included in
                           Exhibit 5).

--------------
         *  Filed herewith.


                                      E-1